                                                                    EXHIBIT 10.4

                              MODIFICATION NO. 1 TO

                    AMENDED AND RESTATED CONSULTING AGREEMENT
                   of April 29, 1996, effective March 27, 1996
                     Between Barona Band of Mission Indians

                          AND INLAND CASINO CORPORATION


JANUARY 6, 1998
State of California, County of San Diego

        The parties to this Agreement are the Barona Band of Mission Indians, a federally recognized Indian Tribe (the "Tribe") whose federal Indian Reservation is located near the City of Lakeside, County of San Diego, State of California, as the owner and operator of the Barona Casino, with offices at 1095 Barona Road, Lakeside, California 92040, and Inland Casino Corporation, a Utah corporation ("Inland") with offices at 16868 Via del Campo Court, Suite 200, San Diego, California 92127.

        The Tribe acts through its Chairman and Tribal Council under authority previously granted by the General Council. Inland acts through its Chairman and Chief Executive Officer under authority granted by its Board of Directors.

        This document extends the term of the Amended and Restated Consulting Agreement (hereafter Amended Consulting Agreement) of April 29, 1996, effective March 27, 1996, between the Tribe and Inland, in addition to making certain clarifications to that Agreement. This document will hereafter be referred to as the "Extension Agreement."

I.   Extension of Term

        The parties hereby act under paragraph III (B) of the Amended Consulting Agreement by extending the term thereof for five (5) additional years beyond its current expiration date of March 31, 1999. This extension begins on April 1, 1999 and continues thereafter until March 31, 2004. This Extension Agreement and the term of the Amended Consulting Agreement will terminate on March 31, 2004 unless modified or extended by a mutually signed agreement of the parties prior to the expiration of this extension.

        The performance expected of and the compensation paid to Inland will continue to be the same as those expressed in the Amended Consulting Agreement, for those services described in Exhibit A attached thereto. The corresponding rights, obligations and responsibilities of the Tribe will likewise continue to be the same as those in the Amended Consulting Agreement. Except as set forth in this Extension Agreement, all other terms and conditions of the Amended Agreement shall remain unchanged.

II.  Clarification of Accounting Practices

        In order to better define and clarify the accounting basis on which their consulting relationship is based, the parties hereby confirm that certain expenses of the Barona Casino have been and will continue to be paid by Inland. In order that the Tribe suffer no detriment under the Amended Consulting Agreement, the following three expense items shall be added back into operating income for the calculation of Inland's consulting fee as stated below:

1. The salaries, plus federal, state, and local taxes thereon, paid to the following employees of the Barona Casino

        A)  General Manager;

        B)  Assistant General Manager;

        C)  Director of Marketing;

        D)  Director of Food and Beverage;

        E) Director of Technology/Communications, except the Tribe shall be responsible for seventy-eight per cent (78%) of the salary.

2. Depreciation on assets contributed by Inland to the Tribe from April 1, 1996 to the present, (based on attached Exhibit B).

3. The amortization of master plan costs of $1,222,462.44 paid by Inland.

        The manner in which the above expenses have been and will continue to be accounted for as follows: First, the operating profit of the casino in any month will first be calculated. Second, the above three described amounts will then be added back. Third, Inland's consulting fee will be based on the sum total of these amounts just described, and by reference to the formula for such calculations contained in Paragraph VI of the Amended Consulting Agreement. Fourth, the above



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payroll amounts described in item 1 are subtracted from the consulting fee to be paid to Inland.

        Furthermore, this calculation of the expenses and offsets to the consulting fee is subject to adjustment or modification on a bookkeeping basis from time to time as described below. If job classifications associated with the above list are added or deleted by the parties, it shall not be necessary to further modify the Amended Consulting Agreement to reflect those changes, as long as the accounting practices upon which these calculations are made shall be preserved. For any such modification, Inland shall propose that modification in writing to the Tribal Council, which shall have ten (10) days from receipt in which to comment or object to such proposal. Failure to object shall be deemed as an approval.

III.  Reaffirmation of Existing Relationship

        This Extension Agreement, when mutually signed by both the Tribe and Inland, shall be merged with and incorporated in the Amended Consulting Agreement as if the Amended Consulting Agreement were set forth in its entirety in this document.

        The parties wish to reaffirm their respective positions with regard to the operations of the Barona Casino on the Barona Indian Reservation. The Tribe is the owner and manager of the Barona Casino and all of the assets contained therein. The parties further acknowledge that the Tribe initiates and makes all material policy-making decisions and exercises day to day control over all operations of the Barona Casino. Inland is merely providing consulting advice to the Tribe within those areas described in Exhibit "A" above. It is the option of the Tribe as to which areas of consulting services the Tribe wishes to request of Inland.

        The parties to this Extension Agreement intend that their mutually beneficial relationship continue to provide the Tribe with opportunities for self determination, for improvement to the welfare of the members of the Tribe, to promote Tribal economic development, Tribal self-sufficiency, strong Tribal government, and betterment of the general reputation of all Native Americans, all in concert with federal laws pertaining to gaming on Indian lands.

        The execution by Clifford LaChappa, as Chairman of the Tribe is with the consent and concurrence of the Tribal Council of the Tribe. The execution by L. Donald Speer as Chairman, Chief Executive Officer and President of Inland Casino Corporation is with the consent and



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concurrence of the Board of Directors.

        IN WITNESS WHEREOF, the undersigned have caused this Extension Agreement to be executed on this 17th day of February, 1998.

                          BARONA BAND OF MISSION INDIANS


                          By: /S/ Clifford M. LaChappa
                             -----------------------------------
                              Clifford M. LaChappa, Chairman

                          INLAND CASINO CORPORATION,
                          A Utah Corporation


                          By: /S/ L. Donald Speer
                             -----------------------------------
                          L. Donald Speer, Chairman,
                          Chief Executive Officer and
                          President

                                    EXHIBIT A

                          SCOPE OF CONSULTING SERVICES

                            GENERAL CASINO OPERATIONS


 1.   Organization including organization chart defining reporting deadlines.

 2.   General operating policies.

 3.   Access to sensitive areas.

 4.   Key controls.

 5.   Internal audit.

 6.   Human resources.

 7.   Housekeeping operations.

 8.   Management information systems, including hardware and software.

 9.   Engineering and maintenance.

10.   Job descriptions and employee training seminars.

11. Internal control procedures for all aspects of gaming to conform with applicable requirements.

12.   Physical controls.

13.   Recording income of all departments.

14.   Recording and analysis of promotional and complimentary allowances.

15.   Auditing income of all departments.

16.   Data processing control procedures.

17.   Forms control and use.

18.   Design and implementation of payroll preparation and reporting.

19.   Design and implementation of accounts payable systems.

20.   Procedures for reconciliation and analysis of all bank accounts.

21.   Procedures for collection and analysis of accounts receivable.

22.   Design and implementation of all revenue recording procedures.

23.   Preparation and maintenance of a general ledger.

24.   Procedures for analysis and scheduling of general ledger accounts.

25.   Preparation of daily cash report.

26.   Preparation of daily management report.

27.   Preparation of financial statements and other reports as requested.

28.   Design of procedures for safeguarding of all enterprise assets.

29.   Preparation of all federal, state and county tax returns.

30.   Design of all related accounting forms.

31.   Development of audit procedures for all accounting functions.

32.   Analysis of all appropriate insurance coverages.

33.   Analysis and review of all accounting equipment design and use.

34. Annual budget preparation and an ongoing analysis as to whether the operations are meeting budget expectations.

35.   Establish and maintain banking relationships.

36. Provide working papers and required documentation to firm of independent certified public accountants.

37.   Purchasing and warehousing.

38.   Staff training and professional development.

39. Emergency medical technicians ("EMTs") and facility for customers.

40.   Construction accounting.

                                    CARDROOM

 1.   Purchasing of equipment and supplies.

 2. Developing new cardroom games which comply with class II operations standards.

 3.   Presenting a professional image to the public.

 4.   Scheduling of employees.

 5.   Introduction and operation of tournaments.

 6.   Operations of other casinos.

 7.   Casino layout.

 8.   Gaming incentives for players.

 9.   Alerting casino management of undesirable persons.

10.   Dealing precision.

11.   Seeking new clientele.

12. Possible problems in other departments that could affect cardroom operations.

13.   Analyzing daily, weekly and other periodic reports.
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                                VIDEO DEPARTMENT

 1.   Video department staffing.

 2.   Video supervisors job description.

 3.   Video techs/mechanics job description.

 4.   Video clerks/change persons job description.

 5.   Video department procedure manual.

 6.   Video supervisors incident log.

 7.   Video tech/mechanic incident log.

 8.   Video clerks/change persons memo book.

 9.   Video department pay structure.

10.   Video department staff counseling and progressive discipline policy.

11.   Video department attendance policy.

12.   Video clerks/change persons variance policy.

13.   Video department staff scheduling.

14.   Layout of work areas.

15.   Asset safeguard procedures.

16.   Video clerks/change persons accountabilities.


                                      BINGO

 1.   Purchasing of equipment and supplies.

 2.   Employee conduct and appearance.

 3.   Scheduling of employees.

 4.   Procedures, including paper handling.

 5.   Analyzing daily, weekly and other reports.


                           CAGE, VAULT AND COUNT ROOM

 1.   Cage -- design, size and layout.

 2.   Vault -- design, size and layout.

 3.   Count room -- design, size and layout.

 4.   Video booths (satellite cages) -- design, size and layout.

 5.   Surveillance cameras.

 6.   Staffing, supervision for cage, vault and count room.
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 7.   Soft count money handling equipment.

 8.   Exchanges with video booths (satellite cages).

 9.   Supervisors job description.

10.   Main bank job description.

11.   Cashiers job description.

12.   Casino cage procedure manual.

13.   Cashiers memo book.

14.   Supervisors daily incident log.

15.   Main bank opening and closing.

16.   Handling of the daily bank deposit.

17.   Cage and vault staff counseling and progressive discipline policy.

18.   Cage and vault attendance policy.

19.   Cage and vault variance policy.

20.   Cage and vault staff scheduling.

21.   Cage and vault inventory forms.

22.   Cage and vault revenue summary.

23.   Cage and vault accountability reporting.

24.   Imprest banks in video booths (satellite cages).

25.   Individual cashiers banks in cage.


                             SURVEILLANCE DEPARTMENT



 1.   Camera layout in casino, video, cage, soft count and kitchen areas.

 2.   Layout of surveillance room.

 3.   General surveillance procedures and key objectives.

 4.   Daily shift operations.

 5.   Procedure violations and reporting.

 6.   Incident investigation.

 7.   The drop.

 8.   Multiplexer playback.

 9.   Money transfers.

10.   Confidential information.

11.   Close watch procedures.

12.   Power outage procedures.

13.   All cage operations and soft count.

14.   Armed robbery response.

                               SECURITY DEPARTMENT

 1.   Security coverage requirements.

 2.   Scheduling number of officers needed to supply coverage.

 3.   General security procedures and policies.

 4.   Power failure policy.

 5.   Customer escort policy.

 6.   Radio usage procedures.

 7.   Found property procedures.

 8.   Incident report procedure.

 9.   Tower coverage.

10.   Gaming floor security measures.

11.   Special security requirements including:

      A.  Front doors.

      B.  Time clocks.

      C.  Employee entrance.

      D.  Parking lots.

      E.  Cage and vault.

12.   Use of roaming officers.


                            MARKETING AND ADVERTISING

 1.   Marketing Plan.

        A.  Marketing and advertising budgets.

        B.  Goals and objectives.

        C.  Strategies and tactics.

        D.  Evaluation and measurement.

 2.   Research projects and analysis of data.

 3.   Assistance with staffing, recruiting and training.

 4.   Customer service and employee training attitudes.

 5.   Media negotiations and placement.

        A.  Identify target market.

        B. Recommend reach and frequency media goals.

        C. Evaluation advertising proposals from radio, television, outdoor, newspaper, magazine and display companies.

        D. Recommend schedules and budgets for each medium, including duration and detail of contracts with all of the above.

 6.   Advertising/Promotion.

        A.  Direction, tone and quality of advertising and marketing programs.

        B. Assist with selection of advertising agencies and consultants with strong Indian gaming background.

        C. Guiding the creative output with respect to gaming casino advertising.

        D. Specific concept and production for television and radio commercials.

        E. Developing outdoor advertising, newspaper, television and radio campaigns.

        F.  Photo shoots for all creative designs for advertising.

  7.  Special Events and Entertainment.

        A.  Developing event calendars and strategy for implementing them.

        B. Developing concepts for entertainment, special events and promotions.

        C.  In house and market wide promotions.

        D.  Marketing ideas within the casino to increase gaming activity.

 8. Collateral materials, brochures and direct mail, design production and distribution.

 9.   Strategies for public relations, publicity and community relations.

10.   Uniforms.
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11.   Community relations and political affairs.

12. Signage, both in the casino and outside including information and directional.


                           FOOD AND BEVERAGE OPERATION

 1.   Kitchen Design and Planning.

      A.  Space Planning.

      B.  Equipment Analysis.

 2.   Management Information Systems.

      A.  Computer Applications.

          i.      Sales-analysis.

          ii.     Purchasing.

          iii.    Inventory.

          iv.     Food production.

          v.      Recipe costing.

          vi.     Production scheduling.

          vii.    Labor costs.

          viii.   Back office/accounting.

          ix.     Point-of-sale systems.

 3.   Food-Cost Control.

      A.  Food Purchasing.

          i.      Purchasing methods.

          ii.     Contract purchasing.

          iii.    Purchase size determination.

          iv.     Standard specifications.

          v.      Forecasting food needs.

          vi.     Procedures.

      B.  Receiving.

          i.      Receiving procedures.

          ii.     Effective reporting.

      C.  Food Storage Management, Issuing, and Inventory Control.

          i.      Storage evaluation.

                  (1)  Dry.

                  (2)  Refrigerated.

                  (3)  Frozen.

          ii.     Issuing.

          iii.    Inventory controls.

      D.  Preparation and Portion Controls.

          i.      Forecasting.

          ii.     Portion control.

      E.  Beverage Control.

          i.      General beverage control practices.

4.    Menu Planning and Control.

      A.  Menu Pricing Factors.

      B.  Menu Pricing Methods.

      C.  Labor and Energy Cost Calculations.

      D.  Measuring Menu and Menu Specials Effectiveness.

      E.  Menu Profitability and Popularity Comparisons.

5.    Labor.

      A.  Labor Costs.

          i.      Actual labor costs.

          ii.     Productivity.
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         iii.    Cost-solving approaches.

          iv.     Management.

      B.  Analyzing Labor Costs.

          i.      Determine work production standards.

          ii.     Percentage of sales.

          iii.    Payroll analyses.

      C.  Staffing and Scheduling.

          i.      Staffing.

          ii. Scheduling and schedule patterns.


                 ARCHITECTURE, INTERIOR DESIGN AND CONSTRUCTION

 1.   Provide alternative plans for review.

 2.   Technical support in contracting.

 3.   Bidding procedures.

 4.   Progress payments.

 5.   Contract administration.

 6.   Evaluate technical requirements and make recommendations.


                              GOVERNMENTAL AFFAIRS

 1.   Liaison with Tribal, State and Federal agencies.

 2.   Representation before Congress and key Congressional committees.

 3.   Monitoring Federal and State legislation.

 4.   Development and implementation of legislative strategy.

 5. Coordination with appropriate special interest groups (NIGA, AGA, NCAI, SCLC, Cal-NIGA, etc.)


                               REGULATORY MATTERS

 1.   Liaison with Tribal, State and Federal regulatory agencies.

 2.   Development of Tribal regulatory structures.

 3.   Assist with Federal, State and Tribal regulatory requirements.

 4.   Development of Tribal gaming commissions.

                                    EXHIBIT B

         List of assets contributed by Inland Casino Corporation effective as of April 1, 1996 to February 15, 1998


        Identification of Item            Date Acquisition               Cost or Basis
        ----------------------            ----------------               -------------
   Restroom - addition in                     02/23/96                   $   10,410.00
   old casino
   Outside Dining Area                        04/01/96                   $    3,572.46

   Food Court                                 07/04/96                   $  179,919.04

   Founders Way Road                          12/09/97                   $2,000,000.00

   Founders Way Statues                       12/09/97                   $   75,803.54

   Restaurant Cashiers                        02/01/96                   $   13,973.40
   System/MICROS
   Computer System upgrade for use            09/01/96                   $    3,485.00
   by SCLC
   Signage - Directional signs                09/17/96                   $   17,100.00
   near front & back entrances &
   food court

                                 Total of contributed                    $2,304,263.44
                                 assets as of February 15, 1998